UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2017

IHEARTCOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Texas	001-09645	74-1787539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Pwky.

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01. Regulation FD Disclosure

On March 15, 2017, iHeartCommunications, Inc. (the “Company”) commenced exchange offers to exchange certain series of its outstanding series of debt securities (the “Existing Notes”) for new securities of the Company, iHeartMedia, Inc. and CC Outdoor Holdings, Inc. and concurrent consent solicitations with respect to the Existing Notes. In addition, on March 15, 2017, the Company also commenced offers (the “Term Loan Offers”) to amend its outstanding Term Loan D and Term Loan E borrowings under its senior secured credit facility.

As previously disclosed, the Company has engaged in discussions with certain lenders under its Term Loan D and Term Loan E facilities and certain priority guarantee noteholders (collectively, the “Lenders”) and counsel to certain of those Lenders in connection with the Term Loan Offers. The Company and the Lenders entered into non-disclosure agreements (“NDAs”) in furtherance of these discussions. The Company is making the disclosures herein in accordance with the terms of the NDAs. The discussions subject to the NDAs involved continued negotiations with respect to a potential global restructuring of the indebtedness of the Company. These discussions resulted in the exchange of term sheets between the Lenders and the Company over the course of such discussions. The Lenders’ initial proposal was for an out-of-court exchange offer with a stapled pre-packaged Chapter 11 plan of reorganization, potentially through a plan or restructuring support agreement, with the following proposed distributions: (i) for holders of Term Loans D and E and priority guarantee notes of the Company, approximately $6 billion of new 5 and 7-year secured term loans or notes at recapitalized iHeart, an unspecified percentage of equity in recapitalized iHeart and potentially an unspecified percentage of equity in Outdoor; (ii) for holders of legacy notes, an unspecified percentage of pro rata distributions of new debt and equity issued to holders of Term Loans D and E and priority guarantee notes (assuming benefit only from principal property collateral and not from non-principal property collateral); (iii) for holders of 10% senior notes due 2018 and 14% notes due 2021, an unspecified percentage of equity/warrants in recapitalized iHeart and/or potentially in Outdoor; (iv) for existing iHeartMedia, Inc. equity holders, an unspecified percentage of equity/warrants in recapitalized iHeart and/or potentially in Outdoor; and (v) for management, a management incentive plan consistent with market practice. The distributions for holders of legacy notes, holders of 10% senior notes due 2018 and 14% notes due 2021, iHeartMedia, Inc. equity holders and management would not exceed $300 million in the aggregate value based upon valuation to be agreed. The Lenders’ proposal also included full and mutual release from all parties to the extent allowed by law.

On October 24, 2017, the Company provided the Lenders with a counter proposal. The Company’s counter proposal was for an out-of-court exchange offer with minimum participation thresholds, with the following terms: (i) the Company’s receivables based credit facility would remain outstanding and/or be refinanced at closing; (ii) holders of Term Loans D and E and priority guarantee notes of the Company would receive approximately $7 billion of new first lien debt at recapitalized iHeart with a 5 to 7-year maturity and secured by substantially all assets of recapitalized iHeart, 50% of equity in recapitalized iHeart and 70% of iHeart’s ownership in Outdoor (assumes public stub in Outdoor remains outstanding); (iii) holders of legacy notes would not participate in the exchange offer and the legacy notes would remain outstanding; (iv) holders of 10% notes due 2018, 14% notes due 2021 and existing iHeartMedia equity holders would receive 50% of equity in recapitalized iHeart, 30% of iHeart’s ownership in Outdoor (assumes public stub in Outdoor remains outstanding) and approximately $300 million of new senior unsecured debt of recapitalized iHeart with a 7 to 9-year maturity (with such new senior unsecured debt only issued to participating debt holders); and (v) management would be entitled to a management incentive plan to be negotiated. The Company’s proposal also included full and mutual releases.

Other than the aforementioned term sheets, no additional material Confidential Information (as defined in the NDAs) has been provided by the Company to the Lenders.

No agreement has been reached with respect to the above discussions and discussions remain ongoing. There can be no assurance that any agreement will be reached. Any such agreement will require the consent of additional debt holders who are not party to the negotiations, and who hold substantial percentages of the Company’s debt. The information set forth in this Item 7.01 of this Current Report on Form 8-K is not an offer to sell or exchange, or solicitation of an offer to buy, any securities, or a solicitation of consents with respect to any securities.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTCOMMUNICATIONS, INC.

Date: October 26, 2017	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary